FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-3

Abacus Value Fund

FEES AND EXPENSES

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point and out-of-pocket expenses, as follows:

Fee of $24,000 plus

$6,000 for each additional class above one

5 basis points or 0.05% on net assets to  $100 million

3 basis points or 0.03% on net assets greater than $100 million

All special reports and/or analyses requested by the Trust, on behalf of the Fund on Addendum A-II shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff        $150.00/hour

GFS Junior Staff         $75.00/hour

MIS Staff                   $200.00/hour

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B-3

Abacus Value Fund

FEES AND EXPENSES

OUT-OF-POCKET EXPENSES:

1.   The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes.

$0.15 Domestic and Canadian Equities

$0.15 Options

$0.50 Corp/Gov/Agency Bonds

$0.80 CMO’s

$0.50 International Equities and Bonds

$0.80 Municipal Bonds

$0.80 Money Market Instruments

2.   The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

3.   Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees.

4.   There is an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

5.   Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Service Agreement dated May 19, 2005, this 13th day of July, 2005.

NORTHERN LIGHTS FUND TRUST                    GEMINI FUND SERVICES, LLC

(for Abacus Value Fund)

 By:___/s/ Michael J. Wagner____________        By:/s/ Andrew Rogers____________

       Michael J. Wagner, President                                     Andrew Rogers, Senior Vice President